MASTER SERVICE AGREEMENT FOR:

CONSULTING AND CORPORATE DEVELOPMENT SERVICES

** Alphega Global Partners Corp. **

This Master Services Agreement ("MSA") is entered into as of November 26, 2025 ("Effective Date"), by and between:

- DentonX Inc., hereinafter referred to as the "Client".

- Alphega Global Partners Corp., hereinafter referred to as the "Consultant".

WHEREAS, the Client desires to engage the Consultant to provide corporate development and financial consulting services, and the Consultant agrees to provide such services under the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

SECTION 1: THE ENGAGEMENT

1.1. Scope of Services. The Consultant will perform the services as detailed in specific Statements of Work ("SOW"). Each SOW will be issued by the Client, mutually agreed upon in writing, and will be incorporated into this MSA. The standard format for an SOW is attached as **Appendix A**. Any modification to an existing SOW must be documented in a new, signed SOW that expressly supersedes the prior version.

1.2. Client Responsibilities. The Client shall provide its full and timely cooperation to ensure the successful performance of the services. This includes, but is not limited to:

   - Promptly responding to inquiries and requests for information.

   - Providing access to all necessary documentation and relevant data.

   - Ensuring fluid communication and review of deliverables.

   - Timely payment of all fees and expenses as outlined in Section 2.

The Client acknowledges that any delay or failure in these responsibilities may negatively impact the project's outcome and timeline.

SECTION 2: FINANCIAL TERMS

2.1. Fees and Compensation. In consideration for the services, the Client shall compensate the Consultant according to the fee structure defined in the applicable SOW. The detailed Payment Schedule, including professional service fees and success-based compensation, is outlined in the SOW (**Appendix A**) and its corresponding Fee Schedule (**Appendix C**). All payments are to be made in cash unless otherwise agreed in writing. Any services rendered by the Consultant prior to the Effective Date are billable under these terms.

2.2. Retainer. Upon execution of this MSA, the Client will provide a retainer as specified in the SOW. This retainer will be maintained at its full amount throughout the engagement. Upon termination, the retainer will be applied against any final outstanding invoices, and any remaining surplus will be refunded to the Client. The retainer is not an estimate of total costs.

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	1

2.3. Objections to Invoices. The Client must provide written notice of any objection to a billed fee or cost within seven (7) days of receiving the invoice. Failure to do so will be considered a waiver of any claim regarding the disputed charges.

2.4. Cost Estimates. Any estimates of fees or timelines provided by the Consultant are for guidance purposes only and are not binding. Should the actual work be projected to significantly exceed an estimate, the Consultant will notify the Client, who may then decide whether to proceed.

SECTION 3: TERM AND TERMINATION

3.1. Termination. This Agreement may be terminated by either party with sixty (60) days' written notice (the "Termination Period"). The Consultant may also terminate this Agreement if the Client fails to meet its obligations and does not remedy such failure within ten (10) days of receiving written notice.

3.2. Effect of Termination. In the event of termination, the Client remains responsible for the payment of all services and costs incurred up to and including the final day of the Termination Period.

3.3. Return and Destruction of Records. Upon termination, the Consultant may offer to return the Client's records. The Client will have thirty (30) days to provide a delivery address. If no address is provided within this period, the Consultant reserves the right to destroy said records, and the Client waives all claims related to their destruction.

SECTION 4: COVENANTS AND PROTECTIONS

4.1. Confidentiality. The Client agrees not to disclose the contents of this MSA, its SOWs, or related agreements to any third party. Both parties will continue to honor any pre-existing non-disclosure agreements.

4.2. Non-Solicitation and Non-Circumvention. The Client acknowledges the Consultant's reliance on its resources and network. Therefore, during the term of this MSA and for twenty-four (24) months following its termination, the Client agrees not to, directly or indirectly, solicit, circumvent, hire, or employ any employee, contractor, supplier, investor, or contact introduced by the Consultant without the Consultant's express written consent.

4.3. Right of First Refusal. If, within two (2) years of this MSA's date, the Client is part of a merger, acquisition, or similar transaction and seeks management or incubation services, the Client shall promptly notify the Consultant in writing. The Consultant will have a 60-day right of first refusal to provide such services on terms no less favorable than those offered by any third party.

SECTION 5: DISCLAIMERS AND LIABILITY

5.1. Disclaimer of Warranties. The Consultant will perform all services with professional diligence. However, the Consultant makes no warranties, express or implied, including but not limited to the merchantability or fitness for a particular purpose of the work performed.

5.2. Limitation of Liability. In no event shall the Consultant be liable to the Client or any third party for any incidental, indirect, special, or consequential damages (including, without limitation, lost profits or loss of data) arising from this MSA.

5.3. Acknowledgment of Role. The Client acknowledges that the Consultant is not a law firm, broker-dealer, or underwriter and provides no services related to the offering or sale of securities.

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	2

5.4. Potential Conflicts of Interest. The Client acknowledges that the Consultant serves other clients, including those in the same industry. Subject to its confidentiality obligations, nothing in this MSA shall restrict the Consultant from engaging in other business activities.

SECTION 6: GOVERNING LAW AND DISPUTE RESOLUTION

6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction where the Consultant's principal place of business is located.

6.2. Dispute Resolution & Legal Costs. In the event of a dispute, the parties agree to resolve it through binding arbitration. The prevailing party shall be entitled to the reimbursement of its reasonable costs and attorneys' fees.

SECTION 7: GENERAL PROVISIONS

7.1. Force Majeure. Neither party shall be liable for failures in performance resulting from causes beyond its reasonable control, such as fires, strikes, government regulations, or other "acts of God."

7.2. Entire Agreement. This MSA, together with its Appendices (**Appendix A, Appendix B, and Appendix C**) and all executed SOWs, constitutes the entire agreement between the parties and supersedes all prior oral or written agreements.

7.3. Amendments. Any modification to this MSA must be made in a written instrument signed by authorized representatives of both parties.

7.4. Severability. If any provision of this MSA is found to be unenforceable, the remaining provisions shall continue in full force and effect.

7.5. Effectiveness and Authority. This MSA becomes effective when signed by the Client and accepted by the Consultant. The signatory for the Client confirms they have the full authority to bind their organization to these terms.

IN WITNESS WHEREOF, the parties have executed this Master Services Agreement as of the Effective Date.

For “CLIENT” (DentonX Inc.)	For “CONSULTANT” (Alphega Global Partners Corp.)
Sign: /s/ Luis Carlos Ung	Sign: /s/ Yanilen Bertel
Print Name: Luis Carlos Ung	Print Name: Yanilen Bertel
Title: President	Title: Managing Partner
Date: _________________________	Date: _________________________

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	3

Appendix A - Service Order Form

Company:	Consultant:
DentonX Inc. 1999 Harrison Street, Suite 1800 Oakland, CA 94612	Alphega Global Partners Corp
Project Name:
Business Operations, Marketing, Compliance & Corporate Development Support
Project Status:
New Contract
Objectives and Description of the Project

This engagement is designed to actively provide DentonX with business operations support, marketing and communications assistance, government services coordination, and strategic corporate development support to enhance the Company’s readiness for growth, compliance, and capital market initiatives. Consultant will support the Company’s internal teams, external advisors, and executives by providing structured administrative, operational, and strategic coordination in furtherance of the Company’s business objectives.

Scope of Services

Pursuant to this Service Order (“SO”), the Consultant agrees to provide support to the Company, applying diligent and best efforts. The specific areas of engagement are defined as follows:

A. Corporate Development & Strategic Advisory Support

•Assist with evaluating strategic initiatives, operational plans, and business opportunities, including market analysis and the preparation of support materials.

•Support preparation for transactional processes (e.g., capital raising, M&A) by coordinating information and drafting business summaries, in a strictly non-brokerage and non-legal capacity.

•Provide support for business development activities and strategic relationship management, coordinating communications with external advisors, potential partners, and existing investors.

•Business Development Activities: like Investor Relations, Partner Relations, etc.

B. Government Services & Compliance Coordination (Administrative Support Only)

•Assist with the preparation, organization, and non-legal drafting of documents for compliance processes and government filings, as directed by the Company.

•Coordinate the flow of information with external advisors (legal, auditors, etc.) and track key deadlines to ensure the timely delivery of documentation.

Consultant does not:

•Provide legal advice;

•Draft legal or securities-law content;

•Act as a broker-dealer or underwriter;

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	4

•Prepare audited or unaudited financial statements.

C. Marketing, Branding & Communications Support

•Support the development and oversight of brand strategy, positioning, and corporate narrative.

•Assist with the general coordination of marketing, content creation, and digital communications activities to support business objectives.

•Communications, PR & Leadership Visibility

D. Operations, Administration & Project Management

•Provide project management support by coordinating tasks, timelines, and deliverables to ensure initiatives move forward.

•Assist with creating operational documentation, designing workflows, and preparing internal communications and executive summaries for management.

E. Technical Coordination & Support (Non-Engineering Functions)

•Coordinate communication and tasks with third-party technology vendors and developers engaged by the Company.

•Support the configuration of third-party software tools and execute basic, no-code updates on the Company's digital platforms.

F. Technology & Digital

•Query design and/or market data web scraping for M&A pipeline data obtention.

•Data science analysis workflow for screening analysis for M&A pipeline or similar.

G. Additional Services

The scope of this engagement may be expanded to include other reasonable services as requested by the Company, such as support in administration, coordination, project management, business operations, or marketing. Any such additional services require a formal written agreement executed by both parties before commencement.7

The Firm is obligated to furnish the Company with periodic status reports, which will adhere to the template provided in Appendix B. These reports will detail the progress made within the defined Scope of Services and proactively identify any emerging issues or risks that could impact the achievement of the Company’s objectives.

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	5

Payment Schedule (All cash payments are in US Dollars unless specified in this SO)

Subject to the terms of Sections 3 and 4 of the Agreement, respectively, unless specifically overridden by this document.:

1.Retainer (Section 4 of the Agreement).

a.The initial retainer shall be US$ 30,000. The Company shall pay the Firm the retainer in the following manner: US$ 30,000 due upon signing the Agreement.

2.Professional Service Fee

a.Company shall pay the Firm Fees for Services (“Service Fee”) based on actual time spent using the Fee Schedule attached as Appendix C. Payment of the Service Fee may be made in both cash and non-cash forms, as mutually agreed upon by the Company and the Firm. If any portion of the fee is paid in equity, the equity will be valued at the Company’s current fair market valuation, with a 30% discount applied. These percentages may be changed by mutual agreement between the Company and the Firm.

b.Any unpaid invoices that are past due for 45 days shall be paid through a convertible promissory note with an annual interest rate of 9.5%, subject to mutual consent.

c.Unpaid invoices and any non-cash payment will incur a 15% additional handling fee for the amount.

3.Success-Based Compensation

The Firm earns success-based compensation upon achieving milestones, including M&A, finance and banking, and other transactions (“Success-Based Compensation”), as assigned by the Company and accepted by the Firm or mutually agreed upon from time to time. Refer to the details in Appendix C for Success-Based Compensation.

a.Success-based compensation will be based on the completion of milestone phases mutually agreed upon by the Company and the Firm.

b.Payment is due upon the successful transaction, with options for cash, non-cash, or equity, as determined by the Firm.

Note:

  All payments shall be made to the bank account designated by the Firm.

If payment is not received within five (5) business days, a daily interest rate of 0.05% will apply.

IN WITNESS WHEREOF, this SO is effective as of the signing date:

For “COMPANY”	For “FIRM”
Sign: /s/ Luis Carlos Ung	Sign: /s/ Yanilen Bertel
Title: President	Title: Managing Member
Date:	Date:

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	6

Appendix B - Sample Status Report

Alphega Global Partners

Montly Status Report

Name:	Date:
Project:	Month ending:

Task Accomplished Last Month:

Problems Encountered & Solutions

Next Month's Tasks

Exceptions (This sections deals with reporting unexpected changes

☐ Cost ☐ Schedule ☐ Other:

Accepted and Approved

By: ____________________

Name:

Title:

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	7

Appendix C - Fee Schedule

(Effective till December 31, 2026)

Compensation for Services and Success-Based outcomes is established as follows.

Professional Service Fee:

• Administrative Associate - US$ 65/ Hour

• Associate Financial Analyst - US$ 155/ Hour

• Senior Financial Analyst - US$ 285/ Hour

• Director/Supervisor - US$ 450/ Hour

• Managing Director - US$ 625/ Hour

• Managing Partner - US$ 850/ Hour

• Senior Managing Partner - US$ 1,350/ Hour

Success-Based Compensation:

• Business Development Consulting Success Fee: Calculated using Lehman (2.0) as a benchmark, payable upon the Consultant's documented contribution to outcomes like new client acquisition or revenue growth.

• Financial Introduction Support Fee: Calculated using Lehman (2.0) as a benchmark, payable upon the Consultant's provision of introductions and advisory services supporting financing efforts. Compensation is not contingent solely upon the sale of securities.

• M&A Consulting Success Fee: Calculated using Lehman (2.0) as a benchmark, payable upon execution of an M&A transaction where the Consultant provided advisory support.

• Performance Override Fee: A 2% supplemental consulting fee payable when the Consultant's efforts produce outcomes exceeding predefined business performance targets.

Note on Lehman Formula:

Lehman (N) is the Nth multiplier of the standard Lehman formula. Lehman (2.0) equals 2 times the standard rate, resulting in:

- 10% on the first $1 million of the transaction.

- 8% on the second $1 million.

- 6% on the third $1 million.

- 4% on the fourth $1 million.

- 2% on the value above $4 million.

© 2025 Alphega Global Partners Corp. All rights reserved. Private and Confidential.	8